AMENDMENT NO. 3 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (“Amendment No. 3”) is made and entered into effective the 18th day of March, 2008, by and among Rubicon Financial Incorporated, a Delaware corporation (the “Company”), RFI Sub, Inc., a California corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Grant Bettingen, Inc., a California corporation (“Target”).

RECITALS

A.        The Company, Merger Sub and Target entered into an agreement and plan of merger on June 28, 2007 (the “Merger Agreement”) providing for the merger (the “Merger”) of Target into Merger Sub. Pursuant to the Merger, 1,200,000 restricted shares of the Company and $974,000 in cash will be exchanged for 100% of the issued and outstanding shares of Target. Following the Merger, Target will have merged with Merger Sub wherein Merger Sub will cease to exist and Target will become a wholly-owned subsidiary of the Company;

B.        The Company, Merger Sub and Target entered into an amendment to the Merger Agreement on September 7, 2007 and a second amendment to the Merger Agreement (“Amendment No. 2”) on January 23, 2008.

C.        Paragraph 2 of Amendment No. 2 specified that the Company deposit $200,000 with Target, which was to be used solely by Target to maintain its net capital at $200,000 pending CMA approval (as defined in the Merger Agreement).

D.        The Company purchased 16 shares of Target’s common stock, which represented approximately fifteen percent (15%) of the issued and outstanding securities of Target, prior to Closing of the Merger pursuant to the terms and conditions of the Stock Purchase Agreement dated September 7, 2007 (the “Stock Purchase Agreement”).

E.         The Company desires to purchase an additional nine (9) shares of Target’s common stock, representing approximately an additional six percent (6%) of the issued and outstanding securities of Target, prior to Closing of the Merger pursuant to the terms and conditions of an amendment to the Stock Purchase Agreement of an even date herewith (the “Amended Stock Purchase Agreement”); and

F.         The Company, Merger Sub and Target desire to amend the Merger Agreement pursuant to this Amendment No. 3.

NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1.         Paragraph 2 of Amendment No. 2 is hereby deleted in its entirety. The Two Hundred Thousand dollars ($200,000) deposited with Target shall be applied to the purchase price of the additional (9) nine Target shares in accordance with the Amended Stock Purchase Agreement.

2.         The Target securities purchased by the Company prior to Closing of the Merger pursuant to the Stock Purchase Agreement and the Amended Stock Purchase Agreement shall not be considered outstanding Target Shares for purposes of receiving the Merger Consideration, as defined in the Merger Agreement. Concurrent with Closing of the Merger, the Target Shares purchased by the Company shall be immediately cancelled in accordance with Section 2.1(b) of the Merger Agreement.

3.         The Merger Consideration shall not be in any way adjusted by the purchase of Target Shares by the Company prior to Closing of the Merger.

4.         Other than as specifically provided in this Amendment No. 3, all other provisions of the Merger Agreement shall remain in full force and effect, the Merger Agreement as amended by this Amendment No. 3 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the date first above written.

The Company:	Merger Sub:
Rubicon Financial Incorporated,	RFI Sub, Inc.,
a Delaware corporation	a California corporation

By: /s/ Joseph Mangiapane, Jr.                                                                         By: /s/ Joseph Mangiapane, Jr.

Joseph Mangiapane, Jr.	Joseph Mangiapane, Jr.
Chief Executive Officer	President

Target:

Grant Bettingen, Inc.,

a California corporation

By: /s/ Grant Bettingen
Grant Bettingen, President